CODE OF ETHICS AND PERSONAL TRADING GUIDELINES

MORGAN STANLEY INVESTMENT MANAGEMENT1

Effective:  June 29, 2012

1 Ex-Merchant Banking and Real Estate Investing

Table of Contents 2

I.           INTRODUCTION 3
A.           General3
B.           Standards of Business Conduct3
C.           Overview of Code Requirements4
D.           Definitions4
E.           Grounds for Disqualification from Employment8
F.           Other Policies and Procedures 9

II.           PRE-CLEARANCE REQUIREMENTS 9
A.           Employee Securities Accounts9
B.           Personal Trading12
C.           Other Pre-Clearance Requirements 16

III.           REPORTING REQUIREMENTS 16
A.           Initial Holdings and Brokerage Account(s) Reports and Certification16
B.           Quarterly Transactions Report17
C.           Annual Holdings Report and Certification of Compliance 17

IV.           OUTSIDE ACTIVITIES AND PRIVATE PLACEMENTS 18
A.           Approval to Engage in an Outside Activity18
B.           Approval to Invest in a Private Placement19
C.           Approval Process19
D.           Client Investment into Private Placement 19

V.           POLITICAL CONTRIBUTIONS 19

VI.           GIFTS AND ENTERTAINMENT 20

VII.           CONSULTANTS AND TEMPORARY EMPLOYEES 20

VIII.           REVIEW, INTERPRETATIONS AND EXCEPTIONS 20

IX.           ENFORCEMENT AND SANCTIONS 21

2 Previous versions:  August 16, 2002, February 24, 2004, June 15, 2004, December 31, 2004, December 15, 2006,  May 12, 2008 , August 19, 2010, September 17, 2010, February 15, 2011,  March 1, 2011 and September 28, 2011.

I.	INTRODUCTION3

A.	General

The Morgan Stanley Investment Management (“MSIM”) Code of Ethics (the “Code”) is reasonably designed to prevent legal, business and ethical conflicts, to guard against the misuse of confidential information, and to avoid even the appearance of impropriety that may arise in connection with your personal trading and outside activities as an MSIM employee.   It is very important for you to read the “Definitions” section below to understand the scope of this Code, including the individuals, accounts, securities and transactions it covers.  You are required to acknowledge receipt and your understanding of this Code at the start of your employment at MSIM or when you become a Covered Person, as defined below, when amendments are made, and annually.

B.	Standards of Business Conduct

MSIM seeks to comply with the Federal securities laws and regulations applicable to its business.  This Code is designed to assist you in fulfilling your regulatory and fiduciary duties as an MSIM employee as they relate to your personal securities transactions.

•	Fiduciary Duties.

As an MSIM employee, you owe a fiduciary duty to MSIM’s Clients. This means that in every decision relating to personal investments, you must recognize the needs and interests of Clients and place those ahead of any personal interest or interest of the Firm.

•	Personal Securities Transactions and Relationship to MSIM’s Clients.

MSIM generally prohibits you from engaging in personal trading in a manner that would distract you from your daily responsibilities.  MSIM strongly encourages you to invest for the long term and discourages short-term, speculative trading.  You are cautioned that short-term strategies may attract a higher level of regulatory and other scrutiny.  Excessive or inappropriate trading that interferes with job performance or that compromises the duty that MSIM owes to its Clients will not be tolerated.

If you become aware that you or someone else may have violated any aspect of this Code, you must report the suspected violation to Compliance immediately.

3 This Code is intended to fulfill MSIM’s requirements under Rule 204A-1 of the Investment Advisers Act of 1940 (Advisers Act) and Rule 17j-1 under the Investment Company Act of 1940 (Company Act).  Please note that there is a separate Code of Ethics for the Morgan Stanley mutual fund families.

C.	Overview of Code Requirements

Compliance with the Code is a matter of understanding its basic requirements and making sure the steps you take regarding activities covered by the Code are in accordance with the letter and spirit of the Code. Generally, you have the following obligations:

Activity                                                      Code Requirements
Employee Securities Account(s)                                                      Pre-clearance, Reporting
Personal Trading                                                      Pre-clearance, Holding Period, Reporting
Participating in an Outside Activity                                                                Pre-clearance, Reporting
Investing in a Private Placement                                                      Pre-clearance, Reporting
Political Contributions                                                      Pre-clearance, Reporting
Gifts and Entertainment                                                      Reporting

You must examine the specific provisions of the Code for more details on each of these activities and are strongly urged to consult with Compliance if you have any questions.

D.	Definitions

These definitions are here to help you understand the application of the Code to various activities undertaken by you and other persons related to you who may be covered by the Code.  They are an integral part of the Code and a proper understanding of them is essential.  Please refer back to these Definitions as you read the Code.

•	“Access Persons” as defined in the Morgan Stanley Code of Conduct for purposes of transacting in Morgan Stanley stock includes:

➢	all Morgan Stanley Management Committee and Operating Committee members

➢	all other Managing Directors

➢	if your business unit or department has a title structure that does not include Managing Director, the person(s) with the highest available title in that unit

➢	individuals notified by Compliance that, due to their job responsibilities, they are considered to be Access Persons.

•
“Client” means and includes shareholders or limited partners of registered and unregistered investment companies and other investment vehicles, institutional, high net worth and retail separate account clients, employee benefit trusts and all other types of clients advised by MSIM.

•	“Compliance” means your local Compliance group (New York, London, Singapore, Tokyo and Mumbai).

•	“Consultant” means a non-employee of MSIM who falls under the definition of a Covered Person.

•	“Covered Persons”4 means and includes:

➢	All MSIM employees;

➢	All directors, officers and partners of MSIM;

➢
Any person who provides investment advice on behalf of MSIM, is subject to the supervision and control of MSIM and who has access to nonpublic information regarding any Client’s purchase or sale of securities, or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic (such as certain consultants, leased workers or temporary employees).

➢
Any personnel with responsibilities related to MSIM or who support MSIM as a business and have frequent interaction with Covered Persons or Investment Personnel as determined by Compliance (e.g., IT, Internal Audit, Legal, Compliance, Portfolio Services, Corporate Services and Human Resources).

The definition of “Covered Person” may vary by location.  Please contact Compliance if you have any question as to your status as a Covered Person.

➢	Any other persons falling within such definition under Rule 17j-1 of the Company Act or Rule 204A-1 under the Advisers Act and such other persons that may be so deemed by Compliance from time to time.

•
“Covered Securities” includes generally all equity or debt securities, including  derivatives of securities (such as options, warrants and ADRs), futures, commodities, securities indices, exchange-traded funds, open-end mutual funds for which MSIM acts as adviser or sub-adviser, closed-end funds, corporate and municipal bonds, spot foreign exchange transactions (“spot fx”) and similar instruments, but does not include “Exempt Securities,” as defined below.  Please refer to Schedule A for application of the Code to various security types.

4 The term “Access Person” is consistent with the definition of “Access Person” in the Morgan Stanley Code of Conduct.

•	“Employees” means MSIM employees. For purposes of this Code, all Employees are considered Covered Persons.

•
“Employee Securities Account” is any account in your own name and other accounts you could be expected to influence or control, in whole or in part, directly or indirectly, whether for securities or other financial instruments, and that are capable of holding Covered Securities, as defined below.  This includes:

➢	accounts owned by you;

➢	accounts of your spouse or domestic partner;

➢
accounts of your children or other relatives of you or your spouse or domestic partner who reside in the same household as you and to whom you contribute substantial financial support (e.g., a child in college that is claimed as a dependent on your income tax return or who receives health benefits through you);

➢	accounts where you obtain benefits substantially equivalent to ownership of securities;

➢	accounts that you or the persons described above could be expected to influence or control, such as:

▪	joint accounts;
▪	family accounts;
▪	retirement accounts;
▪	corporate accounts;

▪	trust accounts for which you act as trustee where you have the power to effect investment decisions or that you otherwise guide or influence;

▪	arrangements similar to trust accounts that benefit you directly;

▪	accounts for which you act as custodian; and

▪	partnership accounts.

•	“Exempt Securities” are securities that are not subject to the pre-clearance, holding and reporting requirements of the Code, such as:

▪	Bankers’ acceptances, bank certificates of deposit and commercial paper;
▪
Investment grade, short-term debt instruments, including repurchase agreements (which for these purposes are repurchase agreements and any instrument that has a maturity at issuance of fewer than 366 days that is rated in one of the

▪	two highest categories by a nationally recognized statistical rating organization);
▪	Direct obligations of the U.S. Government5;
▪	Shares held in money market funds;
▪	Variable insurance products that invest in funds for which MSIM does not act as adviser or sub-adviser; and
▪	Open-end mutual funds for which MSIM does not act as adviser or sub-adviser.

Please refer to Schedule A for application of the Code to various security types.

•	“Firm” means Morgan Stanley, MSIM’s parent company.

•	“Investment Personnel” means and includes:

▪
Employees in the Global Equity, Global Fixed Income and  Alternative Investment Partners Groups, including portfolio managers, traders, research analysts, support staff, etc., and any other Covered Person who obtains or has access to information concerning investment recommendations made to any Client; and

▪	Any persons designated as Investment Personnel by Compliance.

•	“IPO” means an initial public offering of equity securities registered with the U.S. Securities and Exchange Commission or a foreign financial regulatory authority.

•	“Morgan Stanley Broker” means a broker-dealer affiliated with Morgan Stanley.

•	“Morgan Stanley Investment Management” or “MSIM” means the companies and businesses comprising Morgan Stanley’s Investment Management Division. See Schedule B.

•
“Mutual Funds” includes all open-end mutual funds and similar pooled investment vehicles established in non-U.S. jurisdictions, such as registered investment trusts in Japan, but does not include shares of open-end money market mutual funds (unless otherwise directed by Compliance).

•	“Outside Activity” means any organized or business activity conducted outside of MSIM. This includes, but is not limited to, participation on a

5 Includes securities that are backed by the full faith and credit of the U.S. Government for the timely payment of principal and interest, such as Ginnie Maes, U.S. Savings Bonds, and U.S. Treasuries, and equivalent securities issued by non-U.S. governments.

•	board of a charitable organization, part-time employment or formation of a limited partnership.

•	“Portfolio Managers” are Employees who are primarily responsible for the day-to-day management of a Client portfolio.

•
“Private Placement” means a securities offering that is exempt from registration under certain provisions of the U.S. securities laws and/or similar laws of non-U.S. jurisdictions.  If you are unsure whether the securities are issued in a private placement, please consult with Compliance.

•	“Proprietary or Sub-advised Mutual Fund” means any open-end Mutual Fund for which MSIM acts as investment adviser or sub-adviser.

•	“Research Analysts” are Employees whose assigned duties solely are to make investment recommendations to or for the benefit of any Client portfolio.

E.	Grounds for Disqualification from Employment

Pursuant to the terms of Section 9 of the Advisers Act, no director, officer or employee of MSIM may become, or continue to remain, an officer, director or employee without an exemptive order issued by the U.S. Securities and Exchange Commission if such director, officer or employee:

➢
within the past ten years has been convicted of any felony or misdemeanor (i) involving the purchase or sale of any security; or (ii) arising out of his or her conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the U.S. Commodity Exchange Act, or as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the U.S. Commodity Exchange Act; or

➢
is or becomes permanently or temporarily enjoined by any court from: (i) acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the U.S. Commodity Exchange Act, or as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the U.S. Commodity Exchange Act; or (ii) engaging

➢	in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

You are obligated to report any conviction or injunction described here to Compliance immediately.

F.	Other Policies and Procedures

In addition to this Code, you are also subject to the Morgan Stanley Investment Management Compliance Manual and the Morgan Stanley Code of Conduct.

Please contact Compliance for additional policies applicable in your region.

II.	PRE-CLEARANCE REQUIREMENTS

A.	Employee Securities Accounts

Generally, you must maintain all Employee Securities Accounts that may invest in Covered Securities at a Morgan Stanley Broker.  Situations in non-U.S. offices may vary.  New Employees must transfer, at their expense, their Employee Securities Account(s) to a Morgan Stanley Broker as soon as practical (generally within 30 days of becoming a Covered Person).  Failure to do so will be considered a significant violation of this Code.

•	Process for Opening a Morgan Stanley Brokerage Account.

When opening an account with a Morgan Stanley Broker, you must notify the Broker that you are an MSIM Employee and that all Employee Securities Accounts opened by you must be coded as an employee or employee-related account.  You are responsible for reporting your Morgan Stanley Brokerage account number to Compliance during the Quarterly Transactions Reporting process.  Prior approval from Compliance is not required. The process in non-U.S. offices may vary.

•	Non-Morgan Stanley Accounts by Special Permission only.

Exceptions to the requirement to maintain Employee Securities Accounts at a Morgan Stanley Broker are rare and will be granted only with the prior written approval of Compliance.   If your request is approved, you will be required to ensure that duplicate confirmations and statements are sent to Compliance.  Situations in non-U.S. offices may vary.

If you maintain an outside account without appropriate approval, you must immediately disclose this to Compliance.

•	Individual Savings Accounts (“ISAs” for employees of MSIM Ltd.)

MSIM Ltd. employees are permitted to establish ISAs with outside managers but details may require pre-clearance.  The degree of reporting that will be required will depend on the type of ISA held.  Fully discretionary managed ISAs (i.e. an independent manager makes the investment decisions) may be established and maintained without the prior approval of Compliance, provided that you exercise no influence or control on stock selection or other investment decisions.  Once an ISA is established, details must be disclosed via the Firm's Outside Business Interests system ("OBI").  Non-discretionary ISAs (including single company ISAs) where an employee makes investment decisions may only be established and maintained if pre-clearance from Compliance is sought, duplicate statements are supplied to Compliance and the Code of Ethics quarterly and annual reporting requirements are met.

•	Mutual Fund Accounts

You may open an account for the exclusive purchase of open-end Mutual Funds, including Proprietary Mutual Funds (i.e. an account directly with a fund transfer agent) without prior approval from Compliance.  If the account is opened for the purchase of Sub-Advised Mutual Funds, duplicate confirmations of all transactions and account statements must be sent to Compliance.

MSIM Private Limited Employees. Refer to your local Employee Trading Policy for specific restrictions applicable in your region. See the MSIM Private Limited Employee Trading Policy.

•	Discretionary Managed Accounts.

You may open a fully discretionary managed account (“Discretionary Managed Account”) at Morgan Stanley if the account meets the standards set forth below. In certain circumstances and with the prior written approval of Compliance, you may appoint non-Morgan Stanley managers (e.g., trust companies, banks or registered investment advisers) to manage your account.

In order to establish a Discretionary Managed Account, you must grant to the manager complete investment discretion over your account. Pre-clearance is not required for trades in this account; however, you may not participate, directly or indirectly, in individual investment decisions or be made aware of such decisions before transactions are executed. This restriction does not preclude you from establishing investment guidelines for the manager, such as indicating industries in which you desire to invest, the types of securities you want to purchase or your overall investment objectives.  However, those guidelines may not be changed so frequently as to give the appearance that you are actually directing account investments.

To open a Morgan Stanley Discretionary Managed Account, you must submit the appropriate Discretionary Managed Account form, along with the required documentation (i.e. the advisory agreement or contract with the manager) to Compliance.  See Schedule C.  If it is managed by a non-Morgan Stanley manager, please submit the request in the OBI system and arrange for duplicate copies of trade confirmations and statements to be sent to Compliance.

•	Issuer Purchase Plans.

You may open an account directly with an issuer to purchase its shares, such as a dividend reinvestment plan, or “DRIP,” by submitting the DRIP form to your local Compliance group and by pre-clearing the initial purchase and any sales of shares. See Schedule C. You must also report holdings annually to Compliance.

•	Other Morgan Stanley Accounts:
Employee Stock Purchase Plan (ESPP) (no new contributions effective June 1, 2009)
Employee Stock Ownership Plan (ESOP)
Employee Incentive Compensation Plan (EICP)
Morgan Stanley Compensation Incentive Program (MSCIP)
Morgan Stanley 401(k) (401(k) Plan).

You do not have to pre-clear participation in the ESOP, EICP MSCIP or 401(k) Plan with Compliance.  However, you must disclose participation in any of these plans (quarterly, upon initial participation, and on annual certifications).

NOTE:  PARTICIPATION IN A NON-MORGAN STANLEY 401(k) PLAN OR SIMILAR ACCOUNT THAT PERMITS YOU TO TRADE COVERED SECURITIES MUST BE PRE-APPROVED BY COMPLIANCE.

•	Investment Clubs

You may not participate in or solicit transactions on behalf of investment clubs in which members pool their funds to make investments in securities or other financial products.

•	529 Plans

You do not have to pre-clear participation in a 529 Plan with Compliance.

B.	Personal Trading

You are required to obtain pre-clearance of personal securities transactions in Covered Securities, other than transactions in Proprietary or Sub-advised Mutual Funds.  Exempt Securities do not require pre-clearance.  Please see the Securities Transaction Matrix attached as Schedule A for additional information about when pre-clearance is or may not be required.

•	Initiating a Transaction.

Pre-clearance must be obtained by entering the trade request into the Trade Pre-Clearance System by typing “TPC” into your internet browser.  For regions without access to TPC, please contact Compliance. See Schedule C.  Once Compliance has performed the necessary checks, Compliance will notify you promptly regarding your request.

•	Pre-Clearance Valid for One Day Only.

If your request is approved, such approval is valid only for the day it is granted. Any transaction not completed on that day will require a new approval. This means that open orders, such as limit orders and stop-loss orders, must be pre-cleared each day until the transaction is effected. 6

•	Holding Requirement and Repurchase Limitations

Proprietary or Sub-advised Mutual Funds
You may not redeem or exchange Proprietary Mutual Funds (i.e., Morgan Stanley funds) until at least 30 calendar days from the purchase trade date.

Sub-advised Mutual Funds are not subject to a holding period but do carry a reporting requirement, as detailed below.

All other Covered Securities
You may not sell a Covered Security until you have held it for at least 30 days.

If you sell a Covered Security, you may not repurchase the same security for at least 30 days.

6 In the case of trades in international markets where the market has already closed, transactions must be executed by the next close of trading in that market.

MSIMJ Employees.  In case of selling equity and equity-linked notes, Covered Persons at MSIMJ must hold such instruments for at least six months; however, Compliance may grant an exception if the instruments are held for at least 30 calendar days from the date of purchase.  This includes transactions in MS stock.

MSIM Private Limited Employees. Refer to your local Employee Trading Policy for specific restrictions applicable in your region. See the MSIM Private Limited Employee Trading Policy.

•	Restrictions and Requirements for Portfolio Managers and Investment Personnel.

Blackout Period. No purchase or sale transaction may be made in any Covered Security or a related investment (i.e., derivatives) by a Portfolio Manager for a period of seven calendar days before or seven calendar days after the Portfolio Manager purchases or sells the security on behalf of a Client.    A Portfolio Manager may request an exception from the blackout period if the Covered Security was traded for an index fund or index portfolio.

In addition, Investment Personnel who have knowledge of a Portfolio Manager’s trading activity are subject to the same blackout period.

Investment Personnel must also obtain an additional signature from their manager prior to pre-clearance.

•	Employees Designated to be “Above the Wall”

Employees in the MSIM Legal and Compliance Division and the MSIM Global Risk & Analysis Division are designated to be above the wall and are subject to additional pre-clearance checks with the Control Group.  Other employees may also be subject to the above-the-wall checks as deemed necessary by Compliance.

•	Transactions in Morgan Stanley (MS) Stock

You may only transact in MS stock during designated window periods.  (Please consult MS Today for the window period prior to trading.  Note that Access Persons have a shorter window period than other employees).  This includes the gifting of MS Stock.  If you are transacting in MS stock through a brokerage account, you are no longer required to pre-clear the transaction through Compliance.  Similarly, you do not have to pre-clear transactions in MS stock sold out of your EICP, ESOP, ESPP or 401(k) Plan.  All other holding and reporting requirements for Covered Securities still apply.

For MSIMJ employees, as noted above, a six-month holding period applies.

•	Additional Restrictions for “Access Persons.”

Morgan Stanley imposes additional restrictions on selling MS stock for Access Persons, as defined above.

Firm policy requires Access Persons, among other things, to hold a position in MS stock for a minimum of six months in their employee and employee-related accounts. If you are an Access Person, please consult the Window Period Announcement on the Firm intranet before transacting in MS stock.

As always, employees may never buy or sell MS stock if in possession of material, non-public information regarding Morgan Stanley.

•	Trading Derivatives

You may not trade forward contracts, including currency forwards, physical commodities and related derivatives, over-the-counter warrants or swaps.  In addition, you may not trade futures under this Code.

The following is a list of permitted options trading:

Call Options.
Listed Call Options.  You may purchase a listed call option only if the call option has a period to expiration of at least 30 days from the date of purchase and you hold the call option for at least 30 days prior to sale.  If you choose to exercise the option, you must also hold the underlying security delivered pursuant to the exercise for 30 days.

Covered Calls.  You may also sell (or “write”) a call option only if you have held the underlying security (in the corresponding quantity) for at least 30 days.

Put Options.
Listed Put Options. You may purchase a listed put option only if the put option has a period to expiration of at least 30 days from the date of purchase and you hold the put option for at least 30 days prior to sale.  If you purchase a put option on a security you already own, you may only exercise the put once you have held the underlying security for 30 days.

Selling Puts.  You may not sell (“write”) a put.

Please note that you must obtain pre-clearance to exercise an option as well as to purchase or sell an option.

•	Other Restrictions

Primary and Secondary Public Offerings.  Consistent with the Code of Conduct, you and your Employee Securities Account(s) are prohibited from purchasing any equity security in an initial public offering.  In addition, unless otherwise notified, you may not purchase an equity security that is part of a primary or secondary offering that the Firm is underwriting or selling until the distribution has been completed.  Accordingly, you must consult Compliance prior to purchasing an equity security in a primary or secondary public offering to determine whether any restrictions apply.

Please note that this restriction applies to your immediate family as well, regardless of whether the accounts used to purchase these securities are considered Employee Securities Accounts.

Purchases of new issue debt are permitted, provided such purchases are pre-cleared and meet other relevant requirements of the Code.

MSIM Private Limited Employees. Refer to your local Employee Trading Policy for specific restrictions applicable in your region. See the MSIM Private Limited Employee Trading Policy.

Open Client Orders.  Personal trade requests will be denied if there is an open order for any Client in the same security or related security.  Exemptions are granted if the Covered Security is being purchased or sold for a passively-managed index fund or index portfolio.

Short Sales.  You may not engage in short selling of Covered Securities.

Restricted List.  You may not transact in Covered Securities that appear on the Firmwide Restricted List.  Compliance will check the Restricted List as part of its pre-clearance process.

•	Other Criteria Considered in Pre-Clearance

In spite of adhering to the requirements specified throughout this Section, Compliance, in keeping with the general principles and objectives of the Code, may refuse to grant pre-clearance of a Personal Securities Transaction in its sole discretion without being required to specify any reason for the refusal.

•	Reversal and Disgorgement

Any transaction that is prohibited by this Section may be required to be reversed and any profits (or any differential between the sale price of the

Personal Security Transaction and the subsequent purchase or sale price by a relevant Client during the enumerated period) will be subject to disgorgement at the discretion of Compliance.  Please see the Code Section regarding Enforcement and Sanctions below.

C.	Other Pre-Clearance Requirements

Please note that the following activities also require pre-clearance under the Code:

•	Outside Activities
•	Investments in Private Placements
•	Political Contributions

Please refer to the Sections below for more details on the additional Code requirements regarding these activities.

III.	REPORTING REQUIREMENTS

A.	Initial Holdings and Brokerage Account(s) Reports and Certification

When you begin employment with MSIM or you otherwise become a Covered Person, you must provide an Initial Listing of Securities Holdings and Brokerage Accounts Report to Compliance no later than 10 days after you become a Covered Person.   The information must not be more than 45 days old from the day you became a Covered Person and must include:

➢	the title and type, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of any Covered Security;

➢	the name of any broker-dealer, bank or financial institution where you hold an Employee Securities Account;

➢	any Outside Activities; and

➢	the date you submitted the Initial Holdings Report.

•	Certification

All new Covered Persons will receive training on the principles and procedures of the Code.  As a Covered Person, you must also certify that you have read, understand and agree to abide by the terms of the Code.  See Schedule C.

B.	Quarterly Transactions Report

You must submit a Quarterly Transaction Report no later than 10 calendar days after the end of each calendar quarter to Compliance.  The report must contain the following information about each transaction involving a Covered Security:

➢	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of any Covered Security;

➢	the nature of the transaction (i.e. purchase, sale or other type of acquisition or disposition);

➢	the price of the security at which the transaction was effected;

➢	the name of the broker-dealer or bank with or through which the transaction was effected; and

➢	the date you submitted the Quarterly Report.

•	Exceptions

You do not have to submit a Quarterly Transactions Report if it would duplicate information in broker trade confirmations or account statements Compliance already receives or may access, such as Morgan Stanley brokerage accounts, direct accounts for the purchase of Proprietary Mutual Funds and employee-benefit related accounts (i.e. Morgan Stanley 401(k), ESPP, ESOP, MSCIP and EICP).  For non-Morgan Stanley confirmations and account statements, Compliance must receive this information no later than 30 days after the end of the applicable calendar quarter.

A reminder to complete the Quarterly Transaction Report will be provided to you by Compliance at the end of each calendar quarter.  See Schedule C.

C.	Annual Holdings Report and Certification of Compliance

Annually, you must report holdings and transactions in Covered Securities by completing the Annual Holdings Report and Certification of Compliance, which includes the following information:

➢	a listing of your current Morgan Stanley brokerage account(s);

➢	a listing of all securities beneficially owned by you in these account(s);

➢	all your approved Outside Activities, including non-Morgan Stanley brokerage accounts, Private Placements and Outside Activities; and

➢	all other investments you hold outside of Morgan Stanley (such as DRIPs, other 401(k)s and any securities held in certificate form).

The information must not be more than 45 days old on the day you submit the information to Compliance.  You must also certify that you have read and agree to abide by the requirements of the Code and that you are in compliance with the Code.  The Report must be submitted within 30 days after the end of each year.

The link to the Annual Holdings Report and Certification of Compliance will be provided to you by Compliance.  See Schedule C.

IV.	OUTSIDE ACTIVITIES AND PRIVATE PLACEMENTS

A.	Approval to Engage in an Outside Activity

You may not engage in any Outside Activity, regardless of whether or not you receive compensation, without prior approval from Compliance. If you receive approval, it is your responsibility to notify Compliance immediately if any conflict or potential conflict of interest arises in the course of the Outside Activity.

Examples of an Outside Activity include providing consulting services, organizing a company, giving a formal lecture or publishing a book or article, accepting compensation from any person or organization other than the Firm, serving as an officer, employee, director, partner, member, or advisory board member of a company or organization not affiliated with the Firm, whether or not related to the financial services industry (including charitable organizations or activities for which you do not receive compensation).  Generally, you will not be approved for any Outside Activity related to the securities or financial services industry other than activities that reflect the interests of the industry as a whole and that are not competitive with those of the Firm.

A request to serve on the board of any company, especially the board of a public company, will be granted in very limited instances only.  If you receive an approval, your directorship will be subject to the implementation of information barrier procedures to isolate you from making investment decisions for Clients concerning the company in question, as applicable.

B.	Approval to Invest in a Private Placement

You may not invest in a Private Placement of any kind without prior approval from Compliance.  Private Placements include investments in privately held corporations, limited partnerships, tax shelter programs and hedge funds (including those sponsored by Morgan Stanley or its affiliates).

MSIM Private Limited Employees. Refer to your local Employee Trading Policy for specific restrictions applicable in your region. See the MSIM Private Limited Employee Trading Policy.

C.	Approval Process

You must request pre-clearance of Outside Activities and Private Placements online through the Outside Business Interest system by typing “OBI” into your intranet browser.

D.	Client Investment into Private Placement

If you have a personal position in an issuer through a Private Placement, you must contact Compliance immediately if you are involved in considering any subsequent investment decision on behalf of a Client regarding any security of that issuer or its affiliate. In these instances, the relevant Chief Investment Officer will make an independent determination of the final investment decision and document the same, with a copy to Compliance.

V.	POLITICAL CONTRIBUTIONS

Morgan Stanley places certain restrictions and obligations on its employees in connection with their political contributions and solicitation activities. Morgan Stanley’s Policy on U.S. Political Contributions and Activities (the “Policy”) is designed to permit Employees, Morgan Stanley and the Morgan Stanley Political Action Committee to pursue legitimate political activities and to make political contributions to the extent permitted under applicable regulations. The Policy prohibits any political contributions, whether in cash or in kind, to state or local officials or candidates in the United States that are intended or may appear to influence the awarding of business to Morgan Stanley or the retention of that business.

You are required to obtain pre-clearance from Compliance prior to making any political contribution to or participating in any political solicitation activity on behalf of a U.S. federal, state or local political candidate, official, party or organization by completing a Political Contributions Pre-Clearance Form.  See Schedule C.

Restricted Persons, as defined in the Policy, and certain executive officers are required to report to Compliance, on a quarterly basis, all state and local political contributions. Compliance will distribute disclosure forms to the relevant individuals each quarter. The information included on these forms will be used by Morgan Stanley to ensure compliance with the Policy and with any applicable rules, regulations and requirements. In addition, as required by applicable rules, Morgan Stanley will disclose to the appropriate regulators on a quarterly basis any reported political contributions by Restricted Persons.

Violations of this Policy can have serious implications on Morgan Stanley’s ability to do business in certain jurisdictions. Contact Compliance if you have any questions.

VI.	GIFTS AND ENTERTAINMENT

Morgan Stanley’s Code of Conduct sets forth specific conditions under which employees and their family members may accept or give gifts or entertainment. In general, employees and their families may not accept or give gifts or special favors (other than an occasional non-cash gift of nominal value) from or to any person or organization with which Morgan Stanley has a current or potential business relationship. Please contact Compliance for your region’s Gifts and Entertainment policy.

VII. CONSULTANTS AND TEMPORARY EMPLOYEES

Consultants and other temporary employees who fall under the definition of a Covered Person by virtue of their duties and responsibilities with MSIM (i.e. any person who provides investment advice on behalf of MSIM, is subject to the supervision and control of MSIM and who has access to nonpublic information regarding any Client’s purchase or sale of securities, or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic) must adhere to the following Code provisions:

➢	Reporting on an initial, quarterly and annual basis;

➢	Duplicate confirmations and statements sent to Compliance for transactions in any Covered Security;

➢	Restriction from participating in any IPOs;

➢	Pre-clearance of any Outside Activities and Private Placements.

Those consultants or temporary employees that are hired for positions lasting more than one year are required to transfer brokerage accounts to Morgan Stanley.

VIII. REVIEW, INTERPRETATIONS AND EXCEPTIONS

Compliance is responsible for administering the Code and reviewing your Initial, Quarterly and Annual Reports. Compliance has the authority to make final decisions regarding Code policies and may grant an exception to a policy as long as it determines that no abuse or potential abuse is involved.  Compliance will grant exceptions only in rare and unusual circumstances, such as financial hardship.  You must contact Compliance with any questions regarding the applicability, meaning or administration of the Code, including requests for an exception, in advance of any contemplated transaction.

IX. ENFORCEMENT AND SANCTIONS

Violations of this Code may be reported to the Chief Compliance Officer and on a quarterly basis to senior management and the applicable funds' board of directors. MSIM may issue letters of warning or impose sanctions as appropriate, including notifying the Covered Person’s manager, issuing a reprimand (orally or in writing), monetary fine, demotion, suspension or termination of employment.  The following is a schedule of sanctions that may be imposed for failure to abide by the requirements of the Code. Violations are considered on a cumulative basis.

These sanctions are intended to be guidelines only.  Compliance, in its discretion, may recommend alternative actions, including imposition of more severe sanctions, if deemed warranted by the facts and circumstances of each situation.  Senior management at MSIM, including the Chief Compliance Officer, is authorized to determine the choice of actions to be taken in specific cases.
Sanctions may vary based on regulatory concerns in your jurisdiction.

TRADING VIOLATIONS	SANCTION
Front running (trading ahead of a Client)	Each case to be considered on its merits. Possible termination and reporting to regulatory authorities.
Insider trading (trading on material non-public information)	Each case to be considered on its merits. Possible termination and reporting to regulatory authorities.
Failing to obtain authorization for a trade, including non-proprietary private placements*  or trading on day after pre-clearance is granted for a personal securities transaction

Trading within 30 day holding period (6 months for MSIMJ and all Managing Directors globally) or trading MS stock outside designated window periods

Trading in seven day blackout period
or purchasing an IPO

* See the Disclosure / Acknowledgement Violations section for sanctions related to failure to disclose private placements related to Morgan Stanley and cash investments)
	1st Offense	Letter of Warning; possible reversal of trade with any profits donated to charity
2nd Offense

Non-Investment Personnel except Managing Directors:  Violation Letter; possible reversal of trade with any profits donated to charity plus a fine of $200 USD

Investment Personnel and all Managing Directors:  Violation Letter; possible reversal of trade with any profits donated to charity plus a discretionary fine of $1,000

3rd Offense

Violation Letter; possible reversal of trade with any profits donated to charity  plus a fine equal to the greater of $1,000 USD or 5% of the net trade amount donated to charity and a 3-month trading ban.

DISCLOSURE/ACKNOWLEDGEMENT VIOLATIONS	SANCTION
Failing to complete documentation or meet  reporting requirements (i.e. Annual Certification or Code of Ethics acknowledgement; provision of statements and confirms) in a timely manner

Failing to disclose an Outside Business Activity or a private placement including Morgan Stanley funds, transactions in privately held corporations, limited partnerships, tax shelters and similar privately offered deals including hedge funds

Failing to get outside brokerage account approved
	1st Offense	Letter of Warning; account moved to MS broker immediately
	2nd Offense	Violation Letter; account moved to MS broker immediately; plus a $200 fine
	3rd Offense	Violation Letter; account moved to MS broker immediately; plus a $300 fine

SCHEDULE A

SECURITIES TRANSACTION MATRIX
TYPE OF SECURITY	Pre-Clearance Required	Reporting Required	Holding Required
Covered Securities
Pooled Investment Vehicles:
Closed-End Funds	Yes	Yes	Yes
Open-End Mutual Funds advised by MSIM	No	Yes	Yes
Open-End Mutual Funds sub-advised by MSIM	No	Yes	No
Unit Investment Trusts	No	Yes	No
Exchange Traded Funds (ETFs)	Yes	Yes	Yes

Equities:
MS Stock7	No	Yes	Yes
Common Stocks	Yes	Yes	Yes
Listed depository receipts e.g. ADRs, ADSs, GDRs	Yes	Yes	Yes
DRIPs8	Yes	Yes	Yes
Stock Splits	No	Yes	Yes
Rights	Yes	Yes	Yes
Stock Dividend	No	Yes	Yes
Warrants (Exercised)	Yes	Yes	Yes
Preferred Stock	Yes	Yes	Yes
Initial Public Offerings (equity IPOs)	PROHIBITED
Hedge Funds	Yes	Yes	No

Derivatives
MS (stock options)	Yes	Yes	Yes
Common Stock Options	Yes	Yes	Yes
Spot FX	No	Yes	Yes
Forward Contracts (including currency forwards)	PROHIBITED
Commodities	PROHIBITED
OTC warrants or swaps	PROHIBITED
Futures	PROHIBITED

Fixed Income Instruments:
Fannie Mae	Yes	Yes	Yes
Freddie Mac	Yes	Yes	Yes
Corporate Bonds	Yes	Yes	Yes
Convertible Bonds (converted)	Yes	Yes	Yes
Municipal Bonds	Yes	Yes	Yes
New Issues (fixed income)	Yes	Yes	Yes

Private Placements (e.g. limited partnerships)	Yes	Yes	N/A
Outside Activities	Yes	Yes	N/A
Investment Clubs	PROHIBITED

Exempt Securities
Mutual Funds (open-end) not advised or sub-advised by MSIM	No	No	No
US Treasury9	No	No	No
CDs	No	No	No
Money Markets	No	No	No
GNMA	No	No	No
Commercial Paper	No	No	No
Bankers’ Acceptances	No	No	No
Investment Grade Short-Term Debt Instruments10	No	No	No

7 Employees may only transact in MS stock during designated window periods.

8 Automatic purchases for dividend reinvestment plan are not subject to pre-approval requirements.

9 For international offices, the equivalent shares in fixed income securities issued by the government of their respective jurisdiction (i.e. international government debt).

10 For these purposes, repurchase agreements and any instrument that has a maturity at issuance of fewer than 366 days that is rated as investment grade by a nationally recognized statistical rating organization.

SCHEDULE B

MSIM AFFILIATES

Registered Investment Advisers
Morgan Stanley Investment Management Inc.
Morgan Stanley AIP GP LP
Private Investment Partners, Inc.
Morgan Stanley Investment Management Limited (MSIM Ltd.)
Morgan Stanley Investment Management Company                                                                                     (Singapore)
Morgan Stanley Investment Management (Japan) Co., Ltd. (MSIMJ)
Morgan Stanley Investment Management Private Limited* (MSIM Private Limited)
Morgan Stanley Investment Management Proprietary (Pty) Limited (Australia)*

Broker-Dealers
Morgan Stanley Distribution Inc.

Transfer Agent
Morgan Stanley Services Company Inc.

*Not registered with the Securities and Exchange Commission.

SCHEDULE C

CODE OF ETHICS FORMS
Procedures and forms in non-U.S. offices may vary

Account Opening Forms
Morgan Stanley Discretionary Managed Account
Non-Morgan Stanley Discretionary Managed Account (OBI)
Dividend Reinvestment Plan (DRIPs)

•	As per the Code of Ethics, you must pre-clear the initial purchase in a DRIP Plan (TPC)

Transaction Pre-Clearance
Trade Pre-Clearance System (TPC)
Personal Securities Transaction Form for non-US regions (Please contact your local Compliance group)
Outside Business Interest System (Outside Activities and Private Placements) (OBI)
Political Contributions (PCT)

Reporting Forms
Initial Holdings Report
Quarterly Transactions Report (QTR Form)
Annual Holdings Report and Certification of Compliance (Please contact your local Compliance group)

Code of Ethics Certifications
Initial Certification (Please contact your local Compliance group)
Certification of Amended Code  (Please contact your local Compliance group)
Annual Certification (Please contact your local Compliance group)